UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

NASB FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	0-24033	43-1805201
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12498 South 71 Highway, Grandview, Missouri 64030

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (816) 765-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

The Board of Directors of North American Savings Bank, F.S.B. (the “Bank” or “NASB”), a wholly owned subsidiary of NASB Financial, Inc. (the “Company”), has appointed Mr. Paul L. Thomas to serve as the Bank’s Chief Executive Officer (“CEO”), effective April 1, 2013. Mr. David H. Hancock, will remain as the Bank’s Board Chairman after relinquishing his position as Chief Executive Officer. Mr. Hancock is also the Board Chairman and principal shareholder of the Company.

Mr. Thomas has served as Director, Executive Vice President, and Chief Credit Officer of North American Savings Bank, F.S.B. since January 2003. From September 2000 through January 2003, Mr. Thomas served as the Chief Executive Officer of Community Bank of Excelsior Springs (“CBES”), at which time CBES merged with and into NASB. The Board believes Mr. Thomas is the best person to effectively lead the Bank toward the goals and objectives it established by implementing strategic initiatives that are consistent with the Board’s risk tolerance, effectively establishing a culture of risk management, and ensuring the Bank’s successful operation in an ever-changing regulatory environment.

Because of Mr. Thomas’ long and successful tenure at the Bank, this change will not cause any disruption with the Bank’s employees, investors, suppliers, vendors, and customers. The Bank will not have an employment contract or compensation arrangement with Mr. Thomas.

The Board of Directors of the NASB Financial, Inc. has also approved Mr. Thomas to serve as the Chief Executive Officer of the Company, subject to the non-objection of the Company’s primary regulator, the Federal Reserve Bank of Kansas City. Mr. Hancock will continue as Board Chairman and principal shareholder of the Company.

The Bank’s press release dated April 2, 2013, announcing the appointment of Mr. Thomas as Chief Executive Officer, is attached hereto as exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 – Press Release dated April 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated April 3, 2013	NASB FINANCIAL, INC.

	By:	/s/ Rhonda Nyhus
Vice President and Treasurer